   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1998


                                                      REGISTRATION NO. 333-60091
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            THE LUBRIZOL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      Ohio                                          34-0367600
(STATE OR OTHER JURISDICTION OF INCORPORATION OR     (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                 ORGANIZATION)

                            ------------------------

                                                                Charles P. Cooley
                                                   Vice President, Chief Financial Officer and
                                                                    Treasurer
            29400 Lakeland Boulevard                         The Lubrizol Corporation
           Wickliffe, Ohio 44092-2298                        29400 Lakeland Boulevard
                 (440) 943-4200                             Wickliffe, Ohio 44092-2298
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE                     (440) 943-4200
  NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S       (NAME, ADDRESS, INCLUDING ZIP CODE, AND
          PRINCIPAL EXECUTIVE OFFICES)           TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT
                                                                   FOR SERVICE)

                            ------------------------

                                WITH A COPY TO:

                           Jeffrey J. Margulies, Esq.
                        Squire, Sanders & Dempsey L.L.P.
                                 4900 Key Tower
                               127 Public Square
                           Cleveland, Ohio 44114-1304
                                 (216) 479-8500
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined in light of market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------


     THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRANT'S REGISTRATION STATEMENT NO. 333-60091 IS BEING FILED PURSUANT TO RULE 462(d) UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR THE SOLE PURPOSE OF FILING EXHIBITS AND, ACCORDINGLY, SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING WITH THE SECURITIES AND EXCHANGE COMMISSION.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 16. EXHIBITS.



       (1)     --   Form of Underwriting Agreement.
       (4)(a)  --   Form of Indenture between the Company and The First National
                    Bank of Chicago, as Trustee.
       (4)(b)* --   Form of Debt Security.
       (5)*    --   Opinion of Squire, Sanders & Dempsey L.L.P.
      (12)*    --   Computation of Ratio of Earnings to Fixed Charges.
      (23)(a)* --   Consent of Deloitte & Touche LLP.
      (23)(b)* --   Consent of Squire, Sanders & Dempsey L.L.P. (included in
                    Exhibit 5).
      (24)*    --   Powers of Attorney.
      (25)*    --   Statement of Eligibility on Form T-1 under the Trust
                    Indenture Act of 1939, as amended, of The First National
                    Bank of Chicago.


---------------


* Previously filed.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE LUBRIZOL CORPORATION CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WICKLIFFE, STATE OF OHIO, ON THIS 10TH DAY OF NOVEMBER, 1998.


                                          THE LUBRIZOL CORPORATION

                                          By: /S/ W. G. BARES

                                            ------------------------------------
                                            W. G. Bares, Chairman of the Board,
                                            President and Chief Executive
                                              Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED ON THIS 10TH DAY OF NOVEMBER, 1998, BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.


                   SIGNATURE                                             TITLE
                   ---------                                             -----
* /s/ W. G. BARES                                 Chairman of the Board, President and Chief
------------------------------------------------  Executive Officer (Principal Executive Officer)
W. G. Bares

* /s/ C. P. COOLEY                                Vice President, Chief Financial Officer and
------------------------------------------------  Treasurer (Principal Financial Officer)
C. P. Cooley

* /s/ G. P. LIEB                                  Controller, Accounting and Financial (Principal
------------------------------------------------  Accounting Officer)
G. P. Lieb

* /s/ EDWARD F. BELL                              Director
------------------------------------------------
Edward F. Bell

* /s/ L. E. COLEMAN                               Director
------------------------------------------------
L. E. Coleman

* /s/ PEGGY GORDON ELLIOTT                        Director
------------------------------------------------
Peggy Gordon Elliott

* /s/ FOREST J. FARMER, SR.                       Director
------------------------------------------------
Forest J. Farmer, Sr.

* /s/ GORDON D. HARNETT                           Director
------------------------------------------------
Gordon D. Harnett

* /s/ VICTORIA F. HAYNES                          Director
------------------------------------------------
Victoria F. Haynes

* /s/ DAVID H. HOAG                               Director
------------------------------------------------
David H. Hoag

* /s/ WILLIAM P. MADAR                            Director
------------------------------------------------
William P. Madar

* /s/ RONALD A. MITSCH                            Director
------------------------------------------------
Ronald A. Mitsch

* /s/ M. THOMAS MOORE                             Director
------------------------------------------------
M. Thomas Moore

*By: /s/ C. P. COOLEY

     -------------------------------------------------------
     C. P. Cooley, Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                      EXHIBIT
-------                                     -------
    (1)      --   Form of Underwriting Agreement.
    (4)(a)   --   Form of Indenture between the Company and The First National
                  Bank of Chicago, as Trustee.
    (4)(b)*  --   Form of Debt Security.
    (5)*     --   Opinion of Squire, Sanders & Dempsey L.L.P.
   (12)*     --   Computation of Ratio of Earnings to Fixed Charges.
   (23)(a)*  --   Consent of Deloitte & Touche LLP.
   (23)(b)*  --   Consent of Squire, Sanders & Dempsey L.L.P. (included in
                  Exhibit 5).
   (24)*     --   Powers of Attorney.
   (25)*     --   Statement of Eligibility on Form T-1 under the Trust
                  Indenture Act of 1939, as amended, of The First National
                  Bank of Chicago.


---------------


* Previously filed.